EXHIBIT 21.1

            SUBSIDIARIES OF THE REGISTRANT


                                       STATE OR OTHER
                                      JURISDICTION OF
                                      INCORPORATION OR
            NAME                        ORGANIZATION

   1.  ClassroomDirect.com, LLC           Delaware
   2.  Sax Arts and Crafts, Inc.          Delaware
   3.  Childcraft Education Corp.         New York
   4.  Bird-in-Hand Woodworks, Inc.      New Jersey
   5.  Don Gresswell, Ltd.              United Kingdom
   6.  Sportime Acquisition,              Delaware
   7.  Sportime, LLC                      Delaware
   8.  SSI Acquisition Subsidiary, Inc.   Delaware
   9.  SSI Acquisition Corp.              Delaware